EXHIBIT 5.1

Bingham McCutchen LLP
One Federal Street
Boston, MA  02110-1726

January 17, 2012

Access Pharmaceuticals, Inc.
2600 Stemmons Freeway, Suite 176
Dallas, TX  75207

Re:   Registration Statement on Form S-1

Dear Ladies and Gentlemen:

We have acted as counsel to Access Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-1 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

The Registration Statement covers the registration of a total of 8,615,517 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issued or issuable to the selling shareholders listed in the Registration Statement (the “Selling Shareholders”).  4,289,312 of such shares are currently outstanding shares of Common Stock (the “Outstanding Shares”) and 4,326,205 of such shares of Common Stock are issuable to certain Selling Shareholders upon the exercise of warrants (the “Warrants”) to purchase shares of Common Stock (the “Warrant Shares”) the (Outstanding Shares, together with the Warrant Shares, the “Common Shares”).

As counsel, we have reviewed certain corporate proceedings of the Company with respect to the authorization of the issuance of the Common Shares. We have also examined and relied upon originals or copies of such corporate records, instruments, agreements or other documents of the Company, and certificates of officers of the Company as to certain factual matters, and have made such investigation of law and have discussed with officers and representatives of the Company such questions of fact, as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examinations, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

Subject to the limitations set forth below, we have made such examination of law as we have deemed necessary for the purpose of this opinion. This opinion is limited solely to the Delaware General Corporation Law, and we express no opinion as to the laws of any other jurisdiction. Our opinion is based on these laws as in effect on the date hereof.

Based upon and subject to the foregoing, we are of the opinion that

1. The Outstanding Shares have been duly authorized, and validly issued, and are fully paid and nonassessable.

2.                 The Warrant Shares have been duly authorized and, assuming that the Company has an adequate number of authorized shares of Common Stock, when the Warrant Shares are issued, delivered and paid for upon exercise of the Warrants and in accordance with the terms of the Warrants, the Warrant Shares will be validly issued, fully paid and nonassessable.

This opinion letter is given as of the date hereof, and we express no opinion as to the effect of subsequent events or changes in law occurring or becoming effective after the date hereof.  We assume no obligation to update this opinion letter or to otherwise advise you with respect to facts or circumstances or changes in law that may occur or come to our attention.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and the reference to us under the heading “Legal Matters” in the related Prospectus.  In rendering this opinion and giving this consent, we do not admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Sincerely yours,

/s/ Bingham McCutchen LLP

BINGHAM McCUTCHEN LLP